FOR IMMEDIATE RELEASE

Ferro Announces Unaudited Financial Results for 2005; Provides            Preliminary Expectations
for First Quarter 2006

•	Full-year 2005 sales of $1.9 billion

•	Net income from continuing operations in 2005 of $15.0 million, or $0.32 per share

•	Company expects to report record sales in first quarter of 2006

•	New credit facility expected to be finalized by the end of the second quarter of 2006

CLEVELAND, Ohio – May 10, 2006 – Ferro Corporation (NYSE:FOE) announced today that sales for 2005 increased by 2% to $1.9 billion. Net income from continuing operations was $15.0 million, or $0.32 per diluted share, compared with $27.8 million, or $0.62 per share, in 2004. Included in the results for 2005 are certain charges, detailed below, which reduced net income by $0.24 per share. In 2004, one-time charges reduced earnings by $0.02 per share.

Ferro also announced that sales in the first quarter of 2006, ended March 31, are expected to be between $500 million and $510 million, up 8% to 10% from the prior-year quarter. Net income from continuing operations for the quarter is expected to be in the range of $0.12 to $0.16 cents per share, compared with a breakeven first quarter of 2005. Included in the estimated results for the quarter are charges, also detailed below, which are expected to have reduced net income from continuing operations by approximately $0.11 per share.

“We’re not at all satisfied with our performance in 2005, and we’ve been moving aggressively to improve Ferro’s results,” said James Kirsch, President and CEO. “We are beginning to see the benefits from the restructuring and productivity improvements we’ve put in place over the past several quarters. We expect to report a strong 2006 first quarter with substantial growth in sales and earnings, and we expect that momentum to carry through to the second quarter. I’m confident that we’re taking the right actions to build a much stronger Ferro.”

The Company’s 2004 financial filings were delayed while accounting investigations were undertaken. Those investigations have been completed and as a result, the Company restated its 2003 and first quarter 2004 results. The restatement was contained in Ferro’s 2004 Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 31, 2006. As a result of this delay, the Company has not completed its 2005 financial filings, which are expected to be filed by the end of September 2006. The Company is therefore releasing unaudited 2005 financial results at this time.

2005 Full-Year Results

Sales for 2005 were $1.9 billion, an increase of 2% from 2004. All segments registered growth for the year with the exception of Electronic Materials, where sales declined 8% due to difficult market conditions in the first half of the year. Electronic Materials sales recovered to post a 1% year-over-year gain in the third quarter and a 6% year-over-year gain in the fourth quarter.

Net income from continuing operations for the year was $15.0 million, or $0.32 per share. Included in the 2005 net income were certain items, some favorable and some unfavorable, which had a combined negative pre-tax effect of approximately $16.5 million. Included in these amounts were charges resulting from the Company’s previously announced restructuring programs and expenses related to the accounting investigation and restatement. These items resulted in a reduction of 2005 net income from continuing operations of $0.24 per share. In 2004, one-time items reduced net income by $0.02 per share.

In addition, during 2005, the Company recognized a pre-tax gain of $3 million related to energy supply contracts. This was a non-cash benefit resulting from marking-to-market supply contracts for natural gas.

The Company’s 2005 gross margin percentage was 20.1%, including one-time charges and expenses that negatively impacted gross margin by 0.2 percentage points. Sales, general and administrative (SG&A) expenses were 16.7% of sales for the year, including $13 million in one-time charges and expenses, or 0.7% of sales.

Total debt on December 31, 2005 was $555 million, up $44 million from the prior year. During the year, the Company made cash contributions of $42 million to its global pension plans for employees.

2005 Third- and Fourth-Quarter Results

Ferro’s sales for the third and fourth quarters of 2005 were $466 million and $458 million, respectively. Electronic Materials rebounded from a weak first half to show year-over-year growth in both quarters, including 6% growth in the fourth quarter. Sales in Color and Glass Performance Materials were negatively affected by seasonally weak conditions in the fourth quarter, along with negative exchange rate effects and customers’ delayed buying decisions related to price increases. This weakness did not extend into the first quarter of 2006.

Net income from continuing operations was $7.3 million in the third quarter and the Company recorded a net loss from continuing operations of $0.9 million in the fourth quarter. In 2004, the Company posted net income from continuing operations of $7 million in the third quarter and $0.5 million in the fourth quarter.

During the third and fourth quarters of 2005, the Company recorded charges for restructuring and expenses related to the accounting investigation and restatement, which had an overall negative impact on the Company’s results. For the third quarter, the total, pre-tax reduction in income due to these items was $4.0 million. For the fourth quarter, reduction in pre-tax income related to the items totaled $2.3 million. On an after-tax basis, net income from continuing operations was reduced by $0.06 per share in the third quarter and $0.03 in the fourth quarter. For the third and fourth quarters of 2004, the pre-tax reduction in income from one-time items totaled $2.1 million and $0.6 million, respectively.

In addition, the Company’s natural gas supply contracts generated a non-cash, mark-to-market, pre-tax gain of $5.3 million in the third quarter of 2005 and a pre-tax loss of $3.9 million in the fourth quarter.

There were segment operating profit improvements during the fourth quarter of 2005, compared with the prior year in Performance Coatings, Electronic Materials, Polymer Additives and Specialty Plastics as the Company experienced improved product mix and better expense control. The Color and Glass Performance Materials segment operating profit increased by nearly 8% compared with the prior-year fourth quarter, despite a revenue decline, due to improved product mix and better expense control.

In addition to the financial results from the third and fourth quarters of 2005, Ferro has posted supplementary financial information on its Website showing selected financial data for all four quarters of 2005. The financial data from all 2005 quarters have been updated for certain adjustments and changes in accounting methodology as described in the Company’s 2004 Annual Report on Form 10-K, filed March 31, 2006. The supplemental data can be accessed at the Investor Relations portion of Ferro’s Website at www.ferro.com.

Guidance for 2006 First Quarter

Because of the delay in filing the Company’s 2004 financial results, the Company’s results for 2005 and for the quarterly period ended March 31, 2006, have not yet been fully reviewed. Therefore, the Company is providing guidance for the first quarter of 2006, based upon current expectations.

Ferro expects to report record quarterly revenues for the first quarter of 2006. Financial results for the first quarter of 2006 are anticipated to show improved performance across the Company’s businesses. Growth in sales and net income is being driven by the continued improvement in Electronic Materials, pricing increases across multiple businesses and better expense control.

The Company expects to report sales of $500 million to $510 million for the first quarter of 2006 and net income from continuing operations of $0.12 to $0.16 per share. Included in the Company’s estimate of pre-tax income are net expenses of $2.5 million from a benefit plan curtailment charge and the positive effects from previously announced pension plan changes, and $4.8 million of fees and expenses related to the 2003 and 2004 financial audits. The after-tax impact of these items on net income from continuing operations is expected to be a reduction of approximately $0.11 per share.

Also included in the Company’s estimate of pre-tax income are stock-based compensation expenses of approximately $0.9 million and an expected non-cash, mark-to-market loss of approximately $2.9 million related to natural gas supply contracts. On an after-tax basis, these items reduced the net income guidance for the first quarter by approximately $0.01 per share for stock-based compensation and approximately $0.04 per share for the natural gas supply contracts.

Total debt on March 31, 2006 is expected to be approximately $651 million, up $96 million from December 31, 2005, largely due to increased deposit requirements for precious metal consignment arrangements and for working capital to support increased sales.

Ferro expects to provide additional details regarding the Company’s first-quarter 2006 results before the end of June 2006.

Current Business Conditions

Current business conditions are providing a favorable environment for the Company’s businesses. In general, the Company’s businesses are growing, pricing is improving and there is progress in expense reduction efforts.

In the Performance Coatings segment, price increases have been implemented and market share gains are resulting in increased capacity utilization. Color and Glass Performance Materials segment sales have been positively impacted by a seasonal increase in construction spending and higher global auto production.

Electronic Materials is experiencing excellent demand in the multi-layer capacitor and solar cell sectors. High precious metal prices are negatively impacting sales into shielding markets, although they contributed to the increased overall revenue of the segment.

The Polymer Additives segment continues to perform well. Ferro’s repositioning into higher-value end use segments has resulted in better product mix and improved pricing.

The Specialty Plastics segment is delivering improved profitability due to price increases, lower raw materials costs and improved expense control.

Outlook

Ferro is finalizing the new credit facility that was announced on March 30 and expects to have the new facility in place before the end of June 2006. In addition, the Company expects to extend its current asset securitization program prior to the end of the current quarter. With this new financing, the Company expects to have sufficient liquidity for its operations and the ability to meet its funding requirements.

The Company believes the strong momentum of the first quarter of 2006 will continue into the second quarter, which has historically been the strongest quarter of the year.

The Company continues to finalize its quarterly and annual financial reports for 2005 and expects to make its filings by the end of September 2006.

“We are beginning to see the benefits of the restructuring and business process improvements we have made over the past several quarters and we’re seeing excellent momentum in the business,” said Kirsch. “We have an outstanding leadership team in place that is managing for operational excellence and improved financial performance. We’re determined to take decisive action to make Ferro a winner in all its markets. We look forward to improving the Company’s financial footing, strengthening a foundation from which we can grow.”

Conference Call

The Company will host a conference call to discuss the unaudited financial results and general business outlook today, May 10 at 9:00 a.m. Eastern Time. If you wish to participate in the call, dial (888) 780-9648 if calling from the United States or Canada, or dial (773) 681-5870 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

A replay of the call will be available from 11:00 a.m. Eastern Time on May 10 through 10 p.m. Eastern Time on May 15. To access the replay, dial (800) 756-6160 if calling from the United States or Canada, or dial (203) 369-3595 if calling from outside North America.

The conference call will also be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s web site at http://www.ferro.com.

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 7,000 employees globally and reported sales of $1.9 billion in 2005. Additional information about the Company can be found at www.ferro.com.

Cautionary Note on Unaudited and Forward-Looking Statements

The financial information in this release has not been reviewed by Ferro’s independent registered accounting firm. Pending completion of the audit of 2005 results and finalization of the Company’s 2005 Annual Report on Form 10-K, it is possible that additional adjustments to financial results could be identified.

In addition, the foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to a new credit facility or otherwise obtain financing needed to repay any indebtedness that may be accelerated by events of default and prepay or redeem other indebtedness;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for the fiscal year 2005 are not filed with the U.S. Securities and Exchange Commission by September 30, 2006 or such later date up to March 31, 2007 as the NYSE may permit.

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Financial Tables

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
	Years Ended December 31,
(Dollars in thousands, except per share amounts)	2005	2004
	(Unaudited)
Net Sales	$1,881,969	$1,843,721
Cost of Sales	1,503,902	1,461,514
Selling, General and Administrative Expenses	314,418	312,441
Other Charges (Income):
Interest Expense	47,201	41,993
Foreign Currency Expense, Net	1,251	3,035
Miscellaneous (Income),Net	(3,938)	(6,454)

Income Before Taxes	19,135	31,192
Income Tax Expense	4,143	3,352

Income from Continuing Operations	14,992	27,840
Discontinued Operations
Loss from Discontinued Operations, Net	(753)	—
Gain (Loss) on Disposal of Discontinued Operations, Net	89	(2,915)

	(664)	(2,915)
Net Income	14,328	24,925
Dividend on Preferred Stock	(1,488)	(1,705)

Net Income Available to Common Shareholders	$12,840	$23,220

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.32	$0.62
From Discontinued Operations	(0.02)	(0.07)

	$0.30	$0.55

Diluted
From Continuing Operations	$0.32	$0.62
From Discontinued Operations	(0.02)	(0.07)

	$0.30	$0.55

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
	Three months ended
	September 30,
(Dollars in thousands, except per share amounts)	2005	December 31, 2005
Net Sales	$466,117	$457,543
Cost of Sales	371,670	371,397
Selling, General and Administrative Expenses	75,524	76,203
Other Charges (Income):
Interest Expense	12,156	12,339
Foreign Currency Expense (Gain), Net	(2)	271
Miscellaneous Expense (Income),Net	(5,449)	1,701

Income (Loss) Before Taxes	12,218	(4,368)
Income Tax Expense (Benefit)	4,957	(3,447)

Income (loss) from Continuing Operations	7,261	(921)
Discontinued Operations
Loss from Discontinued Operations, Net	(310)	(248)
(Loss) Gain on Disposal of Discontinued Operations, Net	(1)	96

	(311)	(152)
Net Income (Loss)	$6,950	($1,073)

Dividends on Preferred Stock	(367)	(359)

Net Income (Loss) Available to Common Shareholders	$6,583	($1,432)

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.16	($0.03)
From Discontinued Operations	(0.01)	—

	$0.15	($0.03)

Diluted
From Continuing Operations	$0.16	($0.03)
From Discontinued Operations	(0.01)	—

	$0.15	($0.03)

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
ASSETS	December 31, 2005	December 31, 2004

	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$18,223	$13,939
Accounts and Trade Notes Receivable, net	181,442	184,470
Inventories	213,218	220,126
Other Current Assets	201,597	193,814

Total Current Assets	$614,480	$612,349
Property, Plant & Equipment, net	530,035	598,719
Unamortized Intangibles	412,305	412,507
Miscellaneous Other Assets	102,090	109,862

Total Assets	$1,658,910	$1,733,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and Loans Payable	$193,523	$9,674
Accounts Payable	236,767	260,215
Other Current Liabilities	107,220	131,094

Total Current Liabilities	537,510	400,983
Long-Term Debt, less current portion	360,068	497,314
Other Non-Current Liabilities	270,491	290,046

Total Liabilities	1,168,069	1,188,343
Series A Convertible Preferred Stock	20,630	22,829
Shareholders’ Equity	470,211	522,265

Total Liabilities and Shareholders’ Equity	$1,658,910	$1,733,437

Ferro Corporation and Consolidated Subsidiaries
Segment Sales and Segment Income
	(Unaudited)
(Dollars in thousands)	Three Months Ended

	September 30, 2005	December 31, 2005

Segment Sales
Performance Coatings	$118,118	$121,035
Electronic Materials	92,916	92,000
Color and Glass Performance Materials	88,531	82,384
Polymer Additives	76,233	73,590
Specialty Plastics	67,702	66,814
Other	22,617	21,720
Total	$466,117	$457,543

Segment Income
Performance Coatings	$6,277	$7,128
Electronic Materials	5,096	4,820
Color and Glass Performance Materials	9,370	5,797
Polymer Additives	5,395	1,947
Specialty Plastics	3,812	2,547
Other	899	(454)
Total	$30,849	$21,785

Geographic Sales
United States	$242,528	$248,353
International	223,589	209,190
	$466,117	$457,543

CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Ph: 216-875-7155; Email: longfellowd@ferro.com

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